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                              Mayer, Brown & Platt
                                 1675 Broadway
                         New York, New York 10019-5820


                                  March 1, 2000

To the Persons Listed on
  Schedule I Attached hereto

   Re: Agreement and Plan of Reorganization for the Exchange of Stock of Morgan
       Stanley Dean Witter Tax-Exempt Securities Trust for Substantially All of the Assets of Massachusetts Series, a portfolio of Morgan Stanley Dean Witter Multi-State Municipal Series Trust, dated as of January 26, 2000 (the "Reorganization Agreement").

Ladies and Gentlemen:

         We have acted as counsel to Massachusetts Series ("Massachusetts Series"), a portfolio of Morgan Stanley Dean Witter Multi-State Municipal Series Trust ("Multi-State"), and Morgan Stanley Dean Witter Tax-Exempt Securities Trust ("Tax-Exempt") in connection with the proposed transfer of substantially all of the assets of Massachusetts Series to Tax-Exempt and certain other transactions related thereto pursuant to and in accordance with the terms of the Reorganization Agreement (the "Reorganization"). You have requested that we provide an opinion regarding the treatment of the Reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the proxy statement/prospectus (the "Proxy Statement/Prospectus") on Exhibit 12 to the Form N-14 Registration Statement.

         In connection with rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Reorganization Agreement, (ii) the Registration Statement on Form N-14 for the Reorganization, and the Proxy Statement/Prospectus and other documents, exhibits, attachments and schedules contained therein, (iii) written representations of Morgan Stanley Dean Witter Advisors Inc. (the "Advisor") concerning certain facts underlying and relating to the Reorganization set forth in a letter dated March 1, 2000, and (iv) such other documents and materials as we have deemed necessary or appropriate for purposes of the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have not made an independent investigation of the facts set forth either in the Registration Statement, the Reorganization Agreement or such other documents that we have examined. We have consequently assumed in rendering this opinion that the information presented in such documents or otherwise furnished to us accurately and completely describes in all material respects all facts relevant to the Reorganization.

         We have also assumed for purposes of rendering our opinion (i) the accuracy of, and material compliance with, the representations of the Advisor set forth in the letter referred to

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above, (ii) the accuracy of, and material compliance with, the representations, warranties, covenants and agreements of Tax-Exempt and Multi-State, on behalf of Massachusetts Series, made in the Reorganization Agreement, and (iii) that there are no agreements or understandings other than those of which we have been informed that would affect our conclusions set forth below.

         The opinion set forth below is based on the Code, the legislative history with respect thereto, rules and regulations promulgated thereunder, and published rulings, court decisions and administrative authorities issued with respect to all of the foregoing, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be asserted by the Internal Revenue Service.

         Any change occurring after the date hereof in, or a variation from, any of the foregoing factual or legal bases for our opinion could affect the conclusions set forth below.

         In addition, the opinion expressed herein is given as of the date hereof and we express no obligation to advise you of any changes in the law or events that may hereafter come to our attention that could affect our opinion set forth below.

         Based on the foregoing, we are of the opinion that, for federal income tax purposes:

         1. The summaries of United States federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings "Synopsis -- Tax Consequences of the Reorganization", "The Reorganization -- The Board's Consideration" and "The Reorganization --Tax Aspects of the Reorganization" are accurate in all material respects as to matters of law and legal conclusions.

         2. The transfer of Massachusetts Series' assets in exchange for Tax-Exempt Shares(1) and the assumption by Tax-Exempt of certain stated liabilities of Massachusetts Series followed by the distribution by Massachusetts Series of Tax-Exempt Shares to the Massachusetts Series Shareholders in exchange for their Massachusetts Series shares pursuant to and in accordance with the terms of the Reorganization Agreement will constitute a "reorganization" within the meaning of section 368(a)(1)(C) of the Code, and Massachusetts Series and Tax-Exempt will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

         3. No gain or loss will be recognized by Tax-Exempt upon receipt of the assets of Massachusetts Series solely in exchange for Tax-Exempt Shares and the assumption by Tax-Exempt of the stated liabilities of Massachusetts Series.

         4. No gain or loss will be recognized by Massachusetts Series upon the transfer of the assets of Massachusetts Series to Tax-Exempt in exchange for Tax-Exempt Shares and the assumption by Tax-Exempt of the stated liabilities or upon the distribution of Tax-Exempt

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(1)      Capitalized terms used herein without definition have the meanings ascribed to them in the Reorganization Agreement.



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Shares to the Massachusetts Series Shareholders in exchange for their
Massachusetts Series shares.

         5. No gain or loss will be recognized by the Massachusetts Series Shareholders upon the exchange of the Massachusetts Series shares for Tax-Exempt Shares.

         6. The aggregate tax basis for the Tax-Exempt Shares received by each Massachusetts Series Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Massachusetts Series shares held by each such Massachusetts Series Shareholder immediately prior to the Reorganization.

         7. The holding period of the Tax-Exempt Shares to be received by each Massachusetts Series Shareholder will include the period during which the Massachusetts Series shares surrendered in exchange therefor were held (provided such Massachusetts Series shares are held as capital assets on the date of the Reorganization).

         8. The tax basis of the assets of Massachusetts Series acquired by Tax-Exempt will be the same as the tax basis of such assets to Massachusetts Series immediately prior to the Reorganization.

         9. The holding period of the assets of Massachusetts Series in the hands of Tax-Exempt will include the period during which those assets were held by Massachusetts Series.

         This opinion is being provided to you solely in connection with the filing of the Registration Statement for the Reorganization. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to all references to this firm under the headings "Synopsis -- Tax Consequences of the Reorganization" and "The Reorganization -- Tax Aspects of the Reorganization" in the Proxy Statement/Prospectus.

                                                  Very truly yours,

                                                  /s/ Mayer, Brown & Platt

                                                  MAYER, BROWN & PLATT


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                                   SCHEDULE I

Morgan Stanley Dean Witter
Multi-State Municipal Series Trust, on behalf of Massachusetts Series

Morgan Stanley Dean Witter
Tax-Exempt Securities Trust